EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Iterum Therapeutics plc:

We consent to the use of our report dated March 12, 2020, with respect to the consolidated balance sheets of Iterum Therapeutics plc as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, convertible preferred shares and shareholders’ (deficit) / equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, incorporated by reference herein.

Our report dated March 12, 2020 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Also, our report on the consolidated financial statements refers to a change to the method of accounting for leases as of January 1, 2019 due to the adoption of ASC Topic 842, Leases.

/s/ KMPG

Dublin, Ireland
August 13, 2020